Exhibit 23.4



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 and in the registration statement on Form S-3 (File No. 333-54030) of our report dated February 23, 2001 on the consolidated financial statements of Iron Mountain Incorporated, a Pennsylvania corporation, and its subsidiaries, as well as our report dated February 23, 2001 on the supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 23, 2001 and to all references to our Firm included in this registration statement.




                                              /s/     Arthur Andersen LLP

Boston, Massachusetts
December 11, 2001